Arcadia Biosciences (RKDA) Announces CFO Transition

-- Pam Haley to be replaced by Thomas J. Schaefer effective January 3, 2023 --

DAVIS, Calif. (November 30, 2022) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, announced that CFO Pam Haley will be leaving the company and will be replaced by Thomas J. Schaefer, effective January 3, 2023. Schaefer is currently Arcadia’s vice president of finance and investor relations. Haley will remain in an advisory role to support the transition.

“On behalf of Arcadia, I would like to thank Pam for her many contributions over the past 17 years,” said Board of Directors Chairman Kevin Comcowich. “She has been instrumental in guiding the company through numerous changes and challenges, and while we are sad to see her go, we wish her all the best in the next phase of her career.”

Schaefer is an accomplished finance executive with more than 20 years of experience in investments and corporate finance. He began his career as an equity research analyst and later joined a Fortune 500 company where he helped lead several acquisitions and divestitures. In 2013, Schaefer moved into consumer products where he led teams, developed long-range strategies and helped launch new products across a variety of industries including vitamins and apparel. He later served as director of finance at Flavor Producers, a portfolio company owned by private equity firm GTCR that specialized in beverages and snacks, before joining Arcadia in 2020.

Schaefer earned a bachelor of business administration in economics and finance from McKendree University and a master of business administration from the Marshall School of Business at the University of Southern California. He also holds the Chartered Financial Analyst (CFA) designation.

“T.J. has played a lead role in the commercial launch of GoodWheatTM as well as the development of our long-term strategy known as Project Greenfield,” said Stan Jacot, CEO. “With his industry knowledge and solid relationships throughout the organization, he has already had a huge impact as we transitioned from ag research to consumer goods, and I welcome his leadership in building the financial organization to support our future growth.”

“Arcadia is in the early stage of commercial product launch with many exciting opportunities on the horizon,” said Schaefer. “I look forward to working closely with the team to make these products successful.”

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating crops to provide high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good, inside and out. The company’s food, beverage and body care products include GoodWheat™, Zola® coconut water, ProVault™ topical pain relief and SoulSpring™ bath and body care. For more information, visit arcadiabio.com.

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the transition of the CFO position, the success of the company’s long-term strategy and the growth of the company’s brands. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, the risks set forth in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Arcadia Biosciences Contact:
Sue Wandell
ir@arcadiabio.com

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